INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

(e)(1)(i)

March 1, 2025

Andrew K. Schlueter

Senior Vice President

Voya Investments Distributor, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Schlueter:

Pursuant to the Amended and Restated Underwriting Agreement, dated November 18, 2014, as amended and restated as of December 1, 2017, between Voya Equity Trust (“VET”) and Voya Investments Distributor, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Underwriter to render underwriting services to Voya VACS Series MCV Fund (the “Fund”), effective on March 1, 2025, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Equity Trust

ACCEPTED AND AGREED TO:

Voya Investments Distributor, LLC

By: Andrew A. Schlueter

Name: Andrew K. Schlueter

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED UNDERWRITING AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Corporate Leaders® 100 Fund

Voya Global Income & Growth Fund (formerly¸Voya Global Multi-Asset Fund) Voya Large Cap Value Fund

Voya Mid Cap Research Enhanced Index Fund Voya MidCap Opportunities Fund

Voya Multi-Manager Mid Cap Value Fund Voya Small Cap Growth Fund

Voya Small Company Fund Voya VACS Series MCV Fund